Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced net income of $1.5 million for the three months ended March 31, 2009, compared to $2.0 million for the three months ended March 31, 2008.  Diluted earnings per share were $0.19 compared to $0.25 for the same period in 2008. On April 21, 2009, the Company declared a quarterly dividend of $0.095 per share to be paid on June 1, 2009, to shareholders of record as of May 11, 2009, compared to a quarterly dividend of $0.09 per share paid on June 2, 2008.

Loans increased by 3% or $27.8 million since December 31, 2008, a quarterly increase which amounts to an annualized growth rate of 12%, and loan quality remains solid. Total deposits, excluding brokered deposits, increased 6% or $52.4 million since December 31, 2008, representing an annualized growth rate of 24%. On January 12, 2009, Enterprise opened its sixteenth branch in Acton, MA and in March 2009, the Company opened a loan production office in Derry, NH.

The current environment continues to provide many opportunities for a strong, well-capitalized, local community commercial bank like Enterprise, as demonstrated by our strong loan and deposit growth, as we continue to provide capital to the local businesses in the communities in which we operate. During the quarter, we celebrated the opening of our Acton branch, as well as the Derry loan production office, which was opened in anticipation of our full-service Derry branch that we expect to have in operation in 2009. We are also expanding our presence in Salem, NH and will be relocating to a larger facility on the same property during the second quarter.  This is a testament to the hard work of the Salem team, and our successful expansion in that market.   Although these growth initiatives and accompanying expenses have impacted earnings in the short term, such initiatives are an investment in the long-term growth and value of the Company and are reflective of the opportunities in the marketplace for community banks such as Enterprise. Our Enterprise Bank team continues to grow as the leading, most capable and trusted source of commercial loans, cash management, insurance services, and investment management in our region.

Enterprise Bank continues to apply its consistent and disciplined lending strategy with ongoing investments in our products, customer service, employees and branch network, allowing us to benefit from the market shift towards community banks. Our strong tradition of community involvement continues with our non-profit collaborative series and philanthropic activity.  Given the current economic environment, we believe that these efforts are extremely important.  We are committed to stimulating economic growth within the communities we serve in the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  In essence, our role as a stable and trusted financial advisor and strong corporate citizen is more important today than ever before.

Net income for the March 2009 quarter, when compared to the same quarter in 2008, was impacted primarily by an increase in the provision for loan losses and non-interest expenses, partially offset by an increase in net interest income.  Net interest income for the quarter ended March 31, 2009 amounted to $11.2 million, compared to $9.9 million in the March 2008 quarter, an increase of $1.3 million or 13%. The increase in net interest income over the comparable prior-year period was due primarily to strong loan growth. Average loan balances increased $119.4 million, or 14%, for the quarter ended March 31, 2009 compared to the first quarter in 2008. Quarterly net interest margin was

4.17% for the three months ended March 31, 2009, compared to 4.24% and 4.18% for the quarters ended December 31, 2008 and March 31, 2008, respectively.

The provision for loan losses amounted to $1.1 million for the three months ended March 31, 2009 compared to $317 thousand for the same period in 2008. The increased provision was due to several factors, including 2009 net charge-offs of $386 thousand compared to net recoveries of $24 thousand for the same period last year; an increase in specific reserves on impaired loans; and loan growth during the period. The allowance for loan losses to total loans ratio was 1.64% at March 31, 2009, compared to 1.61% at March 31, 2008. In light of the current economic environment, overall asset quality remains solid, with annualized year-to-date net charge-offs amounting to 0.16% of average total loans in 2009, and non-performing assets to total assets of 0.93% at March 31, 2009 compared to 0.73% and 0.55% at December 31, 2008 and March 31, 2008, respectively.

Non-interest income for the three months ended March 31, 2009 and March 31, 2008 amounted to $2.4 million. Net gains on security sales of $971 thousand, resulting from the sale of securities in the first quarter of 2009, and $758 thousand in other than temporary impairment on certain equity securities amounted to a net of $213 thousand in income, which was an increase of $166 thousand compared to the quarter ended March 31, 2008. Investment advisory income decreased $171 thousand as a result of the decline in the value of assets under management due to market conditions.

Non-interest expense for the three months ended March 31, 2009, amounted to $10.3 million, an increase of 14%, compared to the same quarter last year. The increase in non-interest expense was related primarily to the Company’s strategic growth initiatives resulting in increases in the areas of compensation-related costs, occupancy, and advertising and public relations expenses.  In addition, in 2009 the Company’s deposit insurance premiums increased due to changes in the FDIC insurance assessment rates which applied to all insured banks.

Total assets were $1.22 billion at March 31, 2009 as compared to $1.18 billion at December 31, 2008, an increase of 3%. Total loans increased $27.8 million, or 3%, since December 31, 2008 amounting to $976.4 million at March 31, 2009.  Total deposits, excluding brokered deposits, were $925 million at March 31, 2009 compared to $872.5 million at December 31, 2008, an increase of 6%.  Brokered deposits amounted to $72.6 million and $75.4 million on those respective dates. Investment assets under management amounted to $409.8 million at March 31, 2009 compared to $439.7 million at December 31, 2008, a decrease of 7%.  The decrease is attributable primarily to the effects of declines in the equity markets on investment account balances, as well as declines in commercial sweep account balances during the period.  Total assets under management amounted to $1.65 billion at both March 31, 2009 and December 31, 2008.

Our May 5 Annual Meeting will be held at Vesper Country Club, 185 Pawtucket Blvd. in Tyngsboro, MA.  The meeting presents a special opportunity for us to speak with shareholders concerning our plans for Enterprise Bank’s future growth and profitability, and to express our appreciation for your loyal support.  We hope you are able to join us on May 5 at 4 pm.

Thank you for your continued support over the past twenty years.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended March 31,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2009	2008
Net interest income	$11,192	$9,916
Provision for loan losses	1,102	317
Net interest income after provision for loan losses	10,090	9,599
Non-interest income	2,373	2,397
Non-interest expense	10,325	9,031
Income before income taxes	2,138	2,965
Provision for Income taxes	620	948
Net Income	$1,518	$2,017

Basic earnings per share	$0.19	$0.25
Diluted earnings per share	$0.19	$0.25
Basic weighted average common shares outstanding	8,059,337	7,937,988
Diluted weighted average common shares outstanding	8,065,636	7,980,505

CONDENSED CONSOLIDATED BALANCE SHEETS	March 31, 2009	December 31, 2008	March 31, 2008
Cash and cash equivalents	$72,862	$25,276	$41,033
Investment securities at fair value	118,941	159,373	145,140
Loans, net of allowance for loan losses	960,449	933,372	846,776
Other assets	62,810	62,456	54,518
Total assets	$1,215,062	$1,180,477	$1,087,467

Deposits	$997,597	$947,903	$905,587
Borrowed funds	104,244	121,250	72,589
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	10,228	9,395	9,885
Total stockholders’ equity	92,168	91,104	88,581
Total liabilities and stockholders’ equity	$1,215,062	$1,180,477	$1,087,467

	At or for the three months ended	At or for the year ended	At or for the three months ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	March 31, 2009	December 31, 2008	March 31, 2008
Balance Sheet Items:
Total assets	$1,215,062	$1,180,477	$1,087,467
Loans serviced for others	28,933	28,341	24,998
Investment assets under management	409,772	439,711	532,687
Total assets under management	$1,653,767	$1,648,529	$1,645,152

Book value per share	$11.31	$11.35	$11.13
Dividends per common share	$0.095	$0.360	$0.090
Allowance for loan losses to total loans	1.64%	1.61%	1.61%
Non-performing assets to total assets	0.93%	0.73%	0.55%

Income Statement Items (annualized):
Return on average assets	0.52%	0.51%	0.77%
Return on average stockholders’ equity	6.67%	6.26%	9.25%
Net interest margin (tax equivalent)	4.17%	4.23%	4.18%